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                                                                                                         EXHIBIT (12)

                                      DAYTON HUDSON CORPORATION AND SUBSIDIARIES

                                 COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                            FOR THE THREE MONTHS ENDED APRIL 29, 1995 AND APRIL 30, 1994
                                    AND FOR THE FIVE YEARS ENDED JANUARY 28, 1995

                                                (Millions of Dollars)



                                              Three Months Ended                   Fiscal Year Ended
                                             -------------------   --------------------------------------------------
                                              Apr. 29,   Apr. 30,   Jan. 28,   Jan. 29,   Jan. 30,   Feb. 1,   Feb. 2,
                                                 1995       1994       1995       1994       1993      1992      1991
                                             --------   --------   --------   --------   --------  --------  --------
Earnings:
  Consolidated net earnings.............        $  11      $  39     $  434     $  375     $  383     $ 301    $  412
  Income taxes..........................            7         25        280        232        228       171       249
                                             --------   --------   --------   --------   --------   -------  --------
    Total earnings......................           18         64        714        607        611       472       661
                                             --------   --------   --------   --------   --------   -------  --------
Fixed charges:
  Interest expense......................          111        108        439        459        454       421       333
  Dividends on preferred stock
   (pre-tax basis)......................           10         10         39         39         39        39        39
  Interest portion of rental expense....           16         12         56         45         43        39        46
                                             --------   --------   --------   --------   --------   -------  --------
    Total fixed charges.................          137        130        534        543        536       499       418

Less:
  Dividends on preferred stock
   (pre-tax basis)......................          (10)       (10)       (39)       (39)       (39)      (39)      (39)
  Capitalized interest..................           (3)        (1)        (7)        (5)        (6)      (11)       (8)
                                             --------   --------   --------   --------   --------   -------  --------

  Fixed charges in earnings.............          124        119        488        499        491       449       371
                                             --------   --------   --------   --------   --------   -------  --------

  Earnings available for fixed charges..        $ 142      $ 183     $1,202     $1,106     $1,102     $ 921    $1,032
                                             ========   ========   ========   ========   ========   =======  ========

  Ratio of earnings to fixed charges....         1.04       1.40       2.25       2.04       2.06      1.85      2.47
                                             ========   ========   ========   ========   ========   =======  ========
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